PROSPECTUS and	PRICING SUPPLEMENT NO. 13
PROSPECTUS SUPPLEMENT, each	Dated September 7, 2021
Dated April 6, 2020	Registration Statement No. 333-237579
Filed Pursuant to Rule 424(b)(2)

U.S. $14,700,000,000

JOHN DEERE CAPITAL CORPORATION

MEDIUM-TERM NOTES, SERIES H

Due 9 Months or More from Date of Issue

$500,000,000 0.625% Fixed Rate Senior Notes Due September 10, 2024

The Medium-Term Notes offered hereby will be Fixed Rate Notes and senior securities as more fully described in the accompanying Prospectus and Prospectus Supplement and will be denominated in U.S. Dollars.

CUSIP / ISIN:	24422EVU0 / US24422EVU09

Date of Issue:	September 10, 2021

Maturity Date:	September 10, 2024

Principal Amount:	$500,000,000

Price to Public:	99.935% plus accrued interest, if any, from September 10, 2021

Interest Payment Dates:	Semi-annually on March 10 and September 10, commencing on March 10, 2022 and ending on the maturity date

Regular Record Dates:	The fifteenth day (whether or not a Business Day) next preceding the applicable Interest Payment Date

Interest Rate:	0.625% per annum

Redemption Provisions:	None

Plan of Distribution:
	Name	Principal Amount Of Notes
	Citigroup Global Markets Inc.	$112,500,000
	Goldman Sachs & Co. LLC	$112,500,000
	HSBC Securities (USA) Inc.	$112,500,000
	MUFG Securities Americas Inc.	$112,500,000
	BNP Paribas Securities Corp.	$10,000,000
	Loop Capital Markets LLC	$10,000,000
	SMBC Nikko Securities America, Inc.	$10,000,000
	U.S. Bancorp Investments, Inc.	$10,000,000
	Wells Fargo Securities, LLC	$10,000,000
	Total	$500,000,000
	The above Agents have severally agreed to purchase the respective principal amount of Notes, opposite their names as principal, at a price of 99.785% plus accrued interest, if any, from September 10, 2021.